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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                     Contacts: First Security -- Brad Hardy
June 6, 1999                                                        801-246-5976

                                                        Zions -- David Hemingway
                                                                    801-524-4640

                                                           Zions -- Steve Thomas
                                                                    801-524-2125

                    Zions & First Security Agree to Merge,
               Creating $40 Billion Western Banking Franchise;
   Transaction Expected to Result in 10% EPS Accretion in 2000, 14% in 2001

Zions Bancorporation (Nasdaq: ZION) and First Security Corporation (Nasdaq:
FSCO) today announced a strategic merger that will create a financial services enterprise uniquely positioned in the best growth markets in the country. With assets of approximately $40 billion, the combination will result in the nation's 20th largest bank holding company. Under the terms of a definitive merger agreement, the two companies will merge in a stock-for-stock transaction valued at approximately $5.9 billion. The new organization will be known as First Security Corporation and headquartered in Salt Lake City. The new First Security will provide a full line of consumer and commercial banking products to customers in the western United States.

Under the terms of the agreement, which has been approved by the boards of directors of both companies, First Security shareholders will receive 0.442 of a share of new First Security common stock for each share of First Security common stock and Zions shareholders will receive one share of new First Security common stock in exchange for each share of Zions common stock, in a tax-free exchange to be accounted for as a pooling-of-interests. Based on Zions' closing common stock price on June 4, 1999, the transaction values each First Security share at $28.90, a premium of 55% to First Security's closing price of $18.38 per share on that date, and a multiple of 20.2 times First Security's 1999 estimated earnings per share, based on the consensus analyst estimate.

Harris H. Simmons, president and chief executive officer of Zions, will serve as the president, co-chief executive officer and chief operating officer of the new First Security. Mr. Simmons will also serve as the chief executive officer of the new First Security's principal banking unit. Spencer F. Eccles, chairman and chief executive officer of First Security, will become chairman and co-chief executive officer of the new First Security. In April 2002, Mr. Simmons will become sole chief executive officer. Dale M. Gibbons, chief financial officer of Zions, will become chief financial officer of the new First Security. Roy W. Simmons, chairman of Zions, will become chairman emeritus of the new First Security. The board of directors of the new company will be comprised of 11 representatives from Zions and 11 representatives from First Security.
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Following the transaction, Zions and First Security shareholders will own approximately 49% and 51% of the combined company, respectively, on a diluted basis. The transaction will be immediately accretive to Zions' earnings per share. The new company expects substantially accretive earnings per share. The transaction is expected to be 10% accretive to the combined company's earnings in 2000 and 14% accretive in 2001.

After the closing, the combined company expects to pay dividends at an annual rate of $1.16 per common share. Adjusted for the exchange ratio, this dividend level is equivalent to 91% of the current annualized dividend of $0.56 paid on First Security common shares. For shareholders of Zions, the new dividend level would represent an increase of 107% from the current $0.56 annualized dividend paid on Zions shares. It is anticipated that Zions will increase its dividend to this rate at its June board meeting.

Zions and First Security estimate that they will reduce their non-interest expenses by approximately $108 million on a pre-tax basis, with half of these savings to be achieved in 2000 and the remainder in 2001. These cost savings represent approximately 8% of the new company's current expense base. The cost savings opportunities include centralization of administrative functions; consolidation of data processing and operations; and optimization of delivery systems. Systems conversion will begin in 2000. In connection with the integration, the combined company will incur a one-time pre-tax merger charge of $210 million.

Mr. Simmons said, "This merger is primarily the result of the vision of Spence Eccles, who had the foresight to recognize the potential for a second major banking organization in the western half of the United States, headquartered in Salt Lake City. By creating one of the country's leading banks, and by securing Salt Lake City's place as a major financial center, Spence has achieved a goal beyond the accomplishments of his illustrious banking ancestors. It is particularly fitting that under Spence's leadership the first bank holding company in this country now becomes one of the strongest."

Mr. Simmons continued, "This new bank is Spence's dream and it is essential he play a leading role in its future. He will serve not only as co-CEO until April 2002, but will continue to serve as chairman of the new organization. In that position, he will continue in the important leadership role that he has performed for First Security. Spence is a great leader in the Intermountain West, and in my opinion, the most community-minded business leader in Utah.
That position is of inestimable value to both the state and the bank. Likewise, Spence has for many years been one of the country's true leaders in shaping national banking and financial policy through his leadership role in the major bank trade associations."

Mr. Simmons concluded, "I look forward to working with Spence as his partner. Our strengths and skills complement each other well. Having known Spence for a number of years, I am convinced that there is no one I could work with so closely and with so much confidence in creating a successful combination of our two organizations."
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Mr. Eccles said, "Harris shares my vision, not only for this great new enterprise, but for the communities we serve. He has demonstrated his leadership, not only in a very successful banking institution, but in numerous community activities and industry associations. He will be a great leader for this organization, surrounded by a tremendous team of professionals from both of our banks."

Mr. Eccles added, "Harris has overseen the growth of one of the country's most dynamic and highly respected banks. I, too, look forward to working with Harris as partners. I am confident that there is no better banker to manage the operations of our merged companies."

The transaction is subject to shareholder and regulatory approvals. In connection with the merger agreement, Zions and First Security have each granted the other customary reciprocal stock options. The transaction is expected to close in the fourth quarter of 1999. The companies said they expect to divest a number of branches and deposits in Utah in order to receive regulatory approval for the transaction.

Zions was advised in this transaction by the investment bank of Goldman, Sachs & Co. and the law firm of Sullivan & Cromwell. First Security was advised by the investment bank of J. P. Morgan and the law firm of Wachtell, Lipton, Rosen & Katz.

Under local management teams and community identities, Zions Bancorporation operates full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. It also offers a comprehensive array of investment, mortgage, insurance, and electronic commerce services and is a leader in providing innovative financing solutions for small businesses nationwide. Investor information can be accessed via the Internet at www.zionsbank.com.

First Security is the West's second largest independent bank holding company and is the nation's oldest multistate bank holding company, having been incorporated on June 15, 1928. At March 31, 1999, First Security banks operated 324 full service domestic bank offices in Utah, Idaho, Oregon, Wyoming, New Mexico, Nevada and California. Non-bank subsidiaries include a residential mortgage loan company, a leasing company, two insurance subsidiaries, an investment management company, a full-service retail securities broker/dealer, a "Section 20" full-service securities broker/dealer, a bankcard transaction processing company, an information technology subsidiary and a small business investment corporation. Investor information can be accessed via the Internet at www.firstsecuritybank.com.

This news release contains statements regarding the projected performance of Zions and First Security assuming the merger of these companies. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results of achievements may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the timing of closing the proposed merger and new operations being delayed or such merger of activities being prohibited; competitive pressures among financial institutions increasing significantly; economic conditions,
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either nationally or locally in areas in which Zions and First Security conduct their operations, being less favorable than expected; the cost and effort required to integrate the companies being more difficult than expected or the required divestitures of branches or deposits being greater than expected; expected cost savings from the proposed merger not being fully realized or realized within the expected time frame; legislation or regulatory changes which adversely affect the ability of the combined company to conduct, or the accounting for, business combinations and new operations; and the impact of the transition to the year 2000 on the operations of First Security, Zions or the combined company. Zions and First Security disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.